Exhibit 4.20

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is dated as of May 9, 2016 (the “Agreement”) and is entered into by and between SGOCO Group, ltd., a Cayman Islands corporation (the “Company”), and the undersigned Investor (the “Investor”).

RECITALS

WHEREAS, the Investor is an individual who has no relationship with the Company or any officers or directors of the Company;

WHEREAS, the Company has filed a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), in connection with the Company’s proposed public offering (the “PO”) of shares of the Company’s common stock, par value $0.004 per share (the “Common Stock”). The Registration Statement is still in effect;

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company in a private placement, 1,900,000 shares of the Company’s unregistered ordinary shares (the "Shares") for an amount of US$ 7 million, approximately US$3.68 per share, as provided in this Agreement (the “Shares”).

WITNESSETH

NOW THEREFORE, in consideration of the above recitals and promises made in this Agreement, the parties hereby agree as follows:

SECTION 1. Share Purchase. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company 1,900,000 shares of unregistered ordinary shares of the Company (the "Transaction"). The total purchase price for the Shares is US$ 7 million, approximately US$3.68 per share (the "Purchase Price").

SECTION 2. Adjustment of the Purchase Price. The Purchase Price shall be fixed, and there shall be no adjustment of the Purchase Price.

SECTION 3. Payments and Issuance. The total purchase price of the Shares is US$7 million (the "Total Price") and shall be paid by two (2) tranches.

The Investor shall pay the first tranche of US$ 350,000 on or before May 13, 2016; and the Company shall issue 95,000 shares within 30 working days upon receipt of the payment.

The Investor shall pay the second tranche of US$ 6,650,000 on or before July 31, 2016; and the Company shall issue 1,805,000 shares within 30 working days upon receipt of the payment.

1

SECTION 4. Representations and Warranties of the Company. The Company represents and warrants to the Investor that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Company has all requisite legal and corporate power, and has taken all corporate action on the part of its officers, directors and shareholders as may be necessary for the authorization, execution and delivery of this Agreement.

SECTION 5. Representations and Warranties of the Investor. The Investor represents and warrants to the Company that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Investor has all requisite legal and corporate power, and has taken all corporate action on the part of its officers, directors and shareholders as may be necessary for the authorization, execution and delivery of this Agreement.

SECTION 6. Registration Rights. Within 180 days from the effective date of this Agreement, the Company shall file a registration statement on Form F-3 or on such other form promulgated by the SEC for which the Company then qualifies for the registration of the Shares for their resale by the Investor.

SECTION 7. Restricted Securities. The Investor understands that the Shares are characterized as "restricted securities" under U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Shares have not been qualified or registered under the laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities laws.

SECTION 8. Legends. The Investor understands that the certificates evidencing the Shares issued pursuant to this Agreement may bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE (A) ABSENCE OF (1) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT. THIS SECURITY MAY NOT BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT BUT MAY BE PLEDGED IN CONNECTION WITH ANY LOAN SECURED BY SUCH SECURITIES FOR THE BENEFIT OF THE COMPANY."

2

SECTION 9. Miscellaneous.

9.1 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

9.2 Number and Gender. All words and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require or as otherwise appropriate in view of their context.

9.3. Captions. Captions are provided herein for convenience only and they are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

9.4 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

9.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed as an original; when executed, separately or together, all of such counterparts shall constitute a single original instrument, effective in the same manner as if all parties hereto had executed one and the same instrument.

9.6 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior oral and written correspondence, conversations, negotiations, agreements and understandings relating to the same subject matter.

9.7 Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the parties hereto.

9.8 Governing Law. This Agreement shall be governed by and construed in and accordance with the law of the Cayman Islands, without giving effect to the conflict of law principles thereof.

3

9.9 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.10 Effectiveness of this Agreement. This Agreement shall become effective when it is executed by all parties and the date stated in the first sentence of this Agreement shall be the effective date.

[The remainder of this page has been left intentionally blank]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

SGOCO Group, ltd

By:	/s/ Shi-Bin XIE
Name: Shi-Bin XIE
Title: CEO

SUN Yuet Wo 孙乙禾

By:	/s/
Name: SUN Yuet Wo

5